Exhibit 99.1

OneSpaWorld – Third Quarter 2021 Earnings Call and Webcast

November 3, 2021

C O R P O R A T E    P A R T I C I P A N T S

Allison Malkin, ICR

Leonard Fluxman, Executive Chairman and Chief Executive Officer

Stephen Lazarus, Chief Financial Officer and Chief Operating Officer

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Sharon Zackflia, William Blair

Steve Wieczynski, Stifel

Steph Wissink, Jefferies

Assia Georgieva, Infiniti Research

P R E S E N T A T I O N

Operator

Welcome to the OneSpaWorld Third Quarter 2021 Earnings Call.

As a reminder, all participants are in listen-only mode and the conference is being recorded.

I would now like to turn the conference over to Allison Malkin of ICR. Please go ahead.

Allison Malkin

Thank you, good morning and welcome to OneSpaWorld’s Third Quarter 2021 Earnings Call and Webcast.

Before we begin, I’d like to remind you that certain statements and information made available on today’s call and webcast may be deemed to constitute forward-looking statements. The COVID-19 pandemic continues to have a significant impact on our operations, cash flow and financial position. The uncertain and dynamic nature of current conditions, and its ongoing impact could materially alter our outlook. These forward-looking statements reflect our judgments and analysis only as of today, and actual results may differ materially from current expectations based on a number of factors affecting our business. Accordingly, you should not place undue reliance on these forward-looking statements. For a more thorough discussion of the risks and uncertainties associated with the forward-looking statements to be made in this conference call and webcast, we refer you to the disclaimer regarding forward-looking statements that is included in our third quarter 2021 earnings release, which will be furnished to the SEC today on Form 8-K.

We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, the Company may refer to certain adjusted non-GAAP metrics on this call. An explanation of these metrics can be found in our earnings release issued earlier this morning.

Joining me today are Leonard Fluxman, Executive Chairman and Chief Executive Officer and Stephen Lazarus, Chief Operating Officer and Chief Financial Officer. Leonard will begin with a review of our third quarter 2021 performance and provide an update on our operations and our key priorities. Then Stephen will provide more details on the financials and liquidity. I would now like to turn the call over to Leonard.

Leonard Fluxman

Thank you, Allison. Good morning, and welcome to OneSpaWorld Third Quarter 2021 Results Conference Call. We are very pleased with our third quarter performance, which was highlighted by significant growth in revenue and operating profitability compared to prior year and the 2021 second quarter. We are greatly encouraged with the results of our enhanced business model that we worked so hard to implement prior to return to service. The quarter included significant progress on these initiatives to ensure a strong return to service and position OneSpaWorld for consistent future growth and profitability.

I want to thank our entire team for their tireless efforts that contributed to our improved performance. Your combined efforts led to an outstanding experience for the guests that visited our health and wellness centers. As more voyages resumed and occupancy increased at our destination resort spas. The combined efforts of our team allowed us to bring back, train, and ready more than 1,653 cruise ship staff this year. During the quarter, 64 additional ships resumed sailings. We maintain the elevated level of offerings and continue to ensure a positive guest experience.

Turning to highlights of the quarter.

Total revenues were $43.6 million reflecting contributions from health and wellness centers that reopened on 78 ships that resumed operation and the contribution from 45 destination resort spas. Adjusted EBITDA was a loss of $4.6 million. Of note, our destination resorts spas generated positively EBITDA in the quarter, and we are increasing staffing at most locations to meet higher than expected demand. Lastly, we ended the quarter with total liquidity of $46 million.

We had many accomplishments for the quarter, most notably, our flawless return to service continued. As mentioned, the quarter saw us ready and train staff to re-embark on an additional 64 cruise ships. At quarter end, we had health and wellness centers on 78 ships that had resumed voyages and expect to resume services on 118 ships by year end. We also saw record demand by cruise ship guests for our services.

While capacity on cruise ships remains below historical levels, we were very pleased to see continued high demand for our services. Key operating metrics during the quarter for 2021 also compared favorably with our third quarter 2019 performance, the most recent comparable period of normalized operations. For example, we saw the highest ever penetration rate of overall cruise ship guests service in our health and wellness centers. Additionally, pre-booking statistics and average guest spend handily exceeded 2019 performance.

Keeping with OneSpaWorld’s tradition of supporting our onboard staff, our corporate team completed more than 100 ship visits and 200 sailings in the third quarter, ensuring a flawless return to service will continue to be a top priority going forward, with the team completing numerous training, and service audits while onboard these vessels.

We had a tremendous response from prior personnel and new applicants who have been eager to come back to our health and wellness centers. Through third quarter we successfully placed 1,653 crucial personnel and vessels for actual and anticipated voyages, overcoming the challenges of the pandemic, securing visas, COVID testing and many other travel restrictions. Despite these hurdles, our team members are ecstatic to be back at sea. By year end, we expect to have 2,467 staff re-embarked on vessels, there’ll be 118 of them at year end.

As a leader in training and certification, we were also pleased to see our London Wellness Academy reopened during the third quarter. The academy is experiencing very strong demand from applicants with nearly 300 students trained since reopening. Innovation in our service and product offering continued. The quarter saw the introduction of three new Medi-spa technologies, including Semaj FLX, micro needling, and IV Therapy. In product we launched one new Kerastase Institute and six new flagships.

We continue to cement our partnerships with cruise ship operators, further demonstrating our leadership position and strong execution of health and wellness centers at sea. To this end, we are delighted that OneSpaWorld has extended its contract with Azamara through early 2026, covering all of Azamara’s ship sailing during the term of the agreement.

As we look ahead, we continue to expect our exemplary staff commitment and service are always innovating guests service product and solution offerings are virtually irreplicable global operating infrastructure will enable us to capitalize on our significant opportunities to further expand our pre-eminent position as conditions continue to normalize. Clearly, we believe our unwavering strategy through this devastating pandemic position positions us to deliver long term revenue and earnings growth across the global expanse of our operations, always seeking to enhance value for our OneSpaWorld stakeholders.

Our performance during the initial return to service confirms that we are positioned powerfully to capitalize on the strength of our team, operating platform, and business model to drive long term profitable growth as cruise ship and destination resort spa operations fully resume.

With that, I will hand the call over to Stephen who will comment on our third quarter 2021 results and liquidity position, Stephen.

Stephen Lazarus

Thank you, Leonard. Good morning, ladies and gentlemen. Thank you for joining us today.

As Leonard mentioned, the third quarter sales and operating performance accelerate from the second quarter of the year, reflecting our team’s expert ability to prepare and return to service and the extraordinary conditions. I will now share just a few of the third quarter 2021 highlights.

For the third quarter, total revenues were $43.6 million compared to $1.8 million in the third quarter of 2020. The three months ended September 30, 2021, revenues were derived primarily from our 78 health and wellness centers on board ships having resumed wages and our 45 open and operating destination resort health and wellness centers. Cost of services were $33.2 million, compared to $7.2 million in the 2020 third quarter. The increase was primarily attributable to costs associated with the increased service revenue of $34.8 million in the quarter from our operating Health and Wellness Centers at sea and on land, and increased costs related to the resumption of operations at our health and wellness centers at sea and on land.

Cost of products were $8.4 million, compared to $1.5 million in the 2020 third quarter. The increase was primarily attributable to costs associated with increased product revenues of $8.1 million in the quarter from our operating Health and Wellness Centers at sea and on land, together with a $2 million inventory reserve recorded in the current quarter to reflect the write down of inventory that is expected to expire due to the extended pause in operations caused by the COVID-19 pandemic.

Net loss was $12.3 million, compared to a net loss of $47.5 million in the third quarter of 2020. The $35.2 million improvement was primarily a result of a $7.2 million reduction in our loss from operations, plus the $28.2 million positive change in the fair value of warrants. The changing fair value of warrants is the result of changes in market prices, deriving the value of the financial instruments.

Adjusted EBITDA, which includes the negative impact of the $2 million inventory reserve was a loss of $4.6 million as compared to an adjusted EBITDA loss of $12.2 million in the third quarter of 2020. We ended the quarter with total liquidity of $47.6 million at quarter end, $13.6 million remained available under the ATM program, and as of today, $10 million dollars remains available under that program. Availability under our line of credit was $13 million at quarter end.

The cash burn rate for the quarter of $12.7 million was slightly above our expectations, driven by the timing of receipts. We expect cash burn between $8 million and $10 million in the fourth quarter as revenue generated from an increasing number of wages offset some of the higher cash expenditure in anticipation of these sailings.

As it relates to our outlook for 2021, due to the ongoing business disruption and uncertainty surrounding the continued impact to our business from the COVID-19 pandemic, we will continue to not provide guidance. Notwithstanding the foregoing, we expect to record a sequential improvement in revenue and profitability in the fourth quarter as compared to the third quarter 2021 results and generate positive cash flow from operations in December. We continue to expect to incur a net loss on a GAAP and adjusted basis for the fourth quarter and fiscal year.

With that, we’ll open up the call for questions. Operator, please.

QUESTIONS AND ANSWERS

Operator

Our first question comes from Sharon Zackfia of William Blair. Please go ahead.

Sharon Zackflia

Hi, good morning. It sounds like you’re seeing really good metrics at sea so far. I was hoping you could maybe contextualize and expand on that a bit more. I know originally a lot of the passengers who have come on board are more seasoned sailors. I’m wondering how that’s influenced your ability to penetrate that passenger base and maybe if you’re seeing more normalization on that penetration as more new to cruise comes on board as well. Also, just curious if you’re seeing favourability versus 2019 across all geographies. Then lastly, on the discounting dynamic, can you help us understand what pricing looks like in terms of discounting or full price selling today relative to 2019? Thanks.

Leonard Fluxman

Thanks, Sharon. I can take a few, Steve, and you can jump in on some of the other stuff that’s maybe financially oriented. Look, Susan—Sharon, I think, you’re right, we are seeing really positive momentum here. With Delta subsiding here in the summer, clearly I would say occupancies were somewhat negatively impacted across all the brands. Some brands have had stronger occupancies than others, some have had better marketing initiatives in place to drive better occupancies. But there have been challenges on some of the other ones. Some of the banners, they’ve been sailing at less than 40%. Overall, the occupancies have been below 40%, sorry, 50% in the third quarter. Having said that, though, every single one of our metrics, bar occupancy, which we don’t control, is up versus 2019, and in some cases, up double digits. We’re not going to get into every one of those metrics right now until we settled into normalized operations, which I expect we’ll start to see by the end of the first quarter of 2022.

But spend is healthy, as I said. We’re seeing very healthy spend, we are seeing utilization, frequency, and most importantly, we see prebooking up very dynamically. Some of that’s a function of the experience cruises, knowing exactly what they want to do when they want to get on the ship, and when they want to spend that time in the spa. But also, we did a huge drive towards the end of 2019, beginning of 2020, with some of the banners who were not on our pre-booking platform and that has also helped drive pre-bookings up significantly. We’re very pleased to see, we’re clicking on every single one of the metrics that we set out to do and that we analyze every single week, and we continue to be very satisfied, if not—I’d say our scorecard is reflecting very well, just our recent flash reports, even October continues to improve.

As Stephen said, operations and revenue will continue to develop and improve in the fourth quarter and we roll out a bunch of new ships. I’ve got 40 ships to roll out here in the fourth quarter. I have to say, I think the worst is behind us. I think the cruise lines in every single geography that we operate presently have done a remarkable job of inserting new protocols, in fact, making them as seamless and as uncomfortable for passengers as possible. I think the experience across all the banners has been very, very positive one.

From all that we can tell, cruise lines are positioned well, their safety protocols are working, their contact tracings working, they are really doing an amazing job of protecting the guest experience. We’re going to see better and better occupancies here in the fourth quarter, and the first quarter of 2022 which bodes well obviously for us because it allows us to penetrate, get more guests into the Spa and obviously produce more revenues.

Operator

Thank you. Our next question comes from Steve Wieczynski of Stifel. Please go ahead.

Steve Wieczynski

Hey, guys, good morning. Adding on to some of those comments, Leonard, could you give us—or maybe give us a little bit of a look into what add on sales look like post treatment? Just trying to get a better feel for—you made a comment around some of your metrics are up handily relative to 2019. Handily means a lot of different things to a lot of different folks. I don’t know if that’s—you just mentioned that’s a double digit increase in some cases, but just trying to get a better sense for, really, the add on sales. Then how those progressed, maybe through the quarter and into or through October as well.

Leonard Fluxman

Steve, I don’t want you to trip me up here by pointing out any single metric because I know you’ll hold me to it, but I can tell you, across 12 different metrics outside of occupancy, we’re up versus 2019. Some cases they’re up nicely, particularly in areas such as guest spend, which is up virtually double digits. Pre-bookings are up more than double digits. All of that bodes well for utilization, and penetration with lower guest counts. We’re continuing to see better occupancies on some of the banners that have struggled. That too will bode well for generating higher revenues.

I don’t want to get into the specifics of any of the metrics that we measured because we don’t publish them, Steve, as you know, but I can tell you every single one of those metrics that we now—with incredible data that we have developed during the pandemic period to monitor, discuss these metrics, channel better performance from each of our Spa directors, and banner directors, that they’re watching every one of those metrics, and I think that helps us now improve what we’re doing, how we’re doing it, and week to week, I see improvements across the board. It’s working, we’ve got an incredible team, they’re hyper focused on these metrics. Thus far, I can tell you we’re seeing really positive performance from our team.

Steve Wieczynski

Okay, got you. Then, obviously, when you look at your three major partners, I think at this point, all three of them are talking about having their entire fleet back in service sometime in the second quarter of next year. Based on that, I would assume at that point you guys are going to be starting to generate a decent amount of free cash flow. The question is, the priority of that free cash flow from here, this is always—or this was historically supposed to be a very strong dividend distribution story. How do you think about that now versus paying down some of your debt?

Leonard Fluxman

I don’t think our position’s changed, and you’re right, by the end of the second quarter, we’ll start to generate nice, positive cash flow. To the extent that we’re able to firstly pay down debt, particularly the second lien, we’re going to do that. That’s certainly been something that’s a higher focus for us because of its unfavorable interest rate. We’d love to get rid of it as soon as we can. Then following that, obviously, all of the other options are open to us to consider. We consider that at every single Board meeting and Stephen and I talk about the options, what are we going to do with our free cash flow going forward post second quarter of 2022?

Steve Wieczynski

Okay, got you. Thanks, guys. Appreciate it.

Operator

Our next question comes from Steph Wissink of Jefferies. Please go ahead.

Steph Wissink

Thank you. Good morning, everyone. I want to follow up, a comment on the increased cost of operation, if you could just share with us a little bit about what you’re seeing from a costing perspective as you bring labor back, anything we should be thinking about? Then same question with respect to menu pricing, any price advancement that you’re taking to help cover if there is any labor inflation?

Leonard Fluxman

Steph, as you know, the two models on land and sea differ enormously with respect to cost and infrastructure costs. On land, we are seeing some creep in wages. We will be offsetting that later on this year with some price increases that we’re going to take and we will implement. That being said, we’re not manning up full, we’re starting to get more manning on the ground. Clearly there’s hyper competition out there for staff. But I will say that staffing less and opening less hours has actually helped us improve EBITDA performance across the land-based platform.

At sea, we’re not seeing any kind of labor pressure that we’re seeing, or others are seeing on land. Then that model remains very, very insulated and protected from some of the inflationary pressures that perhaps are hitting other leisure providers or restaurants, etc., etc., that you’re seeing across the economy.

We have put in place some price increases across certain banners, and we continue to roll out and review where we can take pricing up. That continues to be fluid and we’ve been successful thus far. As you can tell, based on the fact that frequencies up, demand’s up, spend’s up, none of the increases that we have taken have impacted us in a negative manner. We’re very pleased with what we’ve done so far.

Steph Wissink

Okay, that’s great. One follow up for you on the cash neutrality and I think you mentioned Q2 cashflow positive. Want to just understand a little bit how that benchmarks back to some of the historic framework you’ve given us around 50% of 2019 capacity was the threshold that you were looking for to break even on a cash flow basis. Are you finding that you’re able to turn cash a bit sooner, in part because of the KPIs that you just referenced? Or is there something else structural that’s happening in the body of the P&L that we should be conscious of that’s helping you get there a little bit sooner maybe than what that 50% capacity would have assumed?

Stephen Lazarus

I’ll take that. There are a couple of things that are playing into that, the most important of which is, yes, overall performance is better even at lower occupancy levels. The expectation is that as we move into next year, we will move to cash neutrality, and then very quickly into generating positive cash flow on an enterprise basis. Which obviously, we’re all excited about, and want to get back to the point of not burning cash anymore. The biggest piece of it comes from improved operating performance. We are seeing at the moment some benefit from continued reduction in some of our corporate costs. However, over time, as more vessels return to service on a step basis, we will need to start increasing some of this corporate overhead in order to support those increased sailings and so some of that benefit will go away. However, despite that, it is our expectation that in December we’ll be EBITDA positive and as we move into next year, we’ll be cashflow neutral, and then cashflow positive, very quickly in the year.

Steph Wissink

Thank you, very helpful.

Operator

Our next question comes from Assia Georgieva of Infiniti Research. Please go ahead.

Assia Georgieva

Good morning, guys, glad that things are starting to get closer to normal. I have a couple of questions. The first one relates to OBC (phon). Do you think that those have been a significant driver in terms of the higher spend in the penetration rates? I imagine those have been helpful. If we go through 2022, probably a lot of those will have been spent. But then the offset is that we’ll have hopefully a more normal environment in the second half of next year. Is that a fair assessment?

Leonard Fluxman

Assia, it’s very hard for us to track that because what happens with those onboard credits or the credits that any one guest has, it’s posted as a credit to their portfolio on their statement on board. We don’t get to see where they utilize it. It’s just a credit used against spend. We’d love to see how much of that’s being used towards spend in the spa, but it’s just a credit against the total spend on board. We don’t have the ability to track where or target how they spend their onboard credits. Clearly onboard credits is helping spend but how much it’s helping us we have no idea.

Assia Georgieva

Okay, I think Stephen had mentioned that you would try to be able to track that. But I can understand how it’s very difficult to go through that barrier and dig deeper into each customer.

Leonard Fluxman

We’ve tried, and we can’t get the utilization of their onboard credits by department spend and the cruise lines are not going to give that to us.

Assia Georgieva

I know, they tend to be like that. My second question was on the ATM, do you anticipate continuing to use that program given that you’re so close to being EBITDA positive and soon cash neutral? Should we anticipate for the use of the remaining $10 million?

Stephen Lazarus

No definitive decision has been reached with regards to utilizing the remaining $10 million, Assia. Obviously, to the extent we do, it will just enable us to use those proceeds and pay off the 2L (phon) quicker which would be accretive to shareholders and certainly at the stock process it would be. We will be opportunistic. If we feel that it’s appropriate, we’ll take in the cash and really what that will translate into though is just an earlier pay down on the debt. I think we’ll leave it out there and we’ll play it by ear and see how it goes as opposed to committing to whether or not we’re going to use it at this point in time.

Assia Georgieva

Okay, that’s fair enough, but at this point, it will be an accretive transaction if you continue to use that program?

Leonard Fluxman

Yes.

Stephen Lazarus

Correct.

Assia Georgieva

Okay, good. Okay, well thank you so much. Have a great day.

Leonard Fluxman

Thank you, you too.

Operator

This concludes the question-and-answer session. I would like to turn the conference back over to Mr. Fluxman for any closing remarks.

Leonard Fluxman

Thank you, all, for joining us today on our third quarter call. We want to take this opportunity to wish you all a very happy, healthy and safe holiday season and we look forward to speaking with you at our upcoming investor conferences in the next few weeks and when we report our fourth quarter results next year. Thank you, all.

Operator

This concludes today’s conference call. You may disconnect your lines. Thank you for participating and have a pleasant day.